EXHIBIT 10.2.2

Compensation paid to all non-employee directors of EMC Insurance Group Inc. (the “Board”) during calendar year 2013 was as follows:

•	An annual fee of $32,000, irrespective of attendance at meetings;

•	An annual fee of $10,000 to the Chair of the Board;

•	An annual fee of $4,000 to the chair of each Board committee which elected a chair; however, the annual fee to the chair of the Audit Committee was $10,000;

•	A fee of $2,000 and reimbursement of travel and business expenses for each Board meeting at which the director was in attendance;

•
A fee of $2,000 and reimbursement of travel and business expenses for each Board committee meeting that the director was in attendance; however, the chair of each Board committee received an additional $1,000 for each committee meeting at which such director served as chair;

Each Board member was also entitled to $2,000 per day and reimbursement of business expenses for each educational program or seminar attended to assist such Board member in effectively carrying out his or her responsibilities as a director of the Company. In the case of “webinars” and similar computer based educational programs, each Board member received a $250 fee unless such webinar exceeded two hours in length, in which case the Board member was entitled to $2,000.

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